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               ALLIANCE TAX-FREE INCOME FUND, INC.

                      ARTICLES OF AMENDMENT

    Alliance Tax-Free Income Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore

City, Maryland (hereafter called the "Corporation"), hereby

certifies to the State Department of Assessments and Taxation of

Maryland that:



    FIRST:  The charter of the Corporation is hereby amended:

    (a)  by striking out Article SECOND and inserting in lieu

thereof the following:

         "SECOND: The name of the corporation (hereinafter called

the "Corporation") is "Alliance Municipal Income Fund, Inc."

     (b) by striking out the words "High Bracket Tax-Free

Portfolio" in Article FIFTH, Section 3 and inserting in lieu thereof the words "Insured National Portfolio."

    (c)  by striking out the words "High Income Tax-Free

Portfolio" in Article FIFTH, Section 3 and inserting in lieu thereof the words "National Portfolio."

    (d)  by striking out Article EIGHTH and inserting in lieu

thereof the following:

          "EIGHTH: A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted by law (including the Investment Company Act of 1940) as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a



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director or officer that exists at the time of such amendment, modification or repeal."

    SECOND: The amendment of the charter of the Corporation as set forth above was advised by the Board of Directors and

approved by the stockholders entitled to vote on the matter.

    The undersigned President of Alliance Tax-Free Income Fund,

Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its duly authorized officers who

acknowledge that these Articles of Amendment are the act of the

Corporation, that, to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.



























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    IN WITNESS WHEREOF, these Articles of Amendment have been

executed on behalf of Alliance Tax-Free Income Fund, Inc. this

27th day of September, 1988.



                             ALLIANCE TAX-FREE INCOME FUND, INC.





                             By: /s/ Lawrence S. Harris
                                  Lawrence S. Harris
                                  Chairman

Attest:

 /s/ Edmund P. Bergan, Jr.
Edmund P. Bergan, Jr.
Secretary






























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